Exhibit 3.1

RESTATED CERTIFICATE OF TRUST

OF

METAURUS EQUITY COMPONENT TRUST

THIS Restated Certificate of Metaurus Equity Component Trust (the “Trust”) is being duly executed and filed under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the “Act”) by the undersigned, as trustee, to amend and restate the Certificate of Trust of the Trust, which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on September 28, 2016, as amended and restated by the Restated Certificate of Trust of the Trust, which was filed with the Secretary of State on October 5, 2016, as amended and restated by the Restated Certificate of Trust of Trust, which was filed with the Secretary of State on February 13, 2017 (as so amended and restated, the “Certificate of Trust”). The original name of the Trust was Shields Capital Trust.

The Certificate of Trust is hereby amended and restated in its entirety, pursuant to Section 3810(c)(1) of the Act, to read as follows:

1.        Name. The name of the statutory trust formed by this Certificate of Trust is Metaurus Equity Component Trust.

2.        Delaware Trustee. The name and address of the trustee of the Trust in the State of Delaware are Wilmington Trust, National Association, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attn: Corporate Trust Administration.

3.        Series. Pursuant to Section 3806(b)(2) of the Act, the Trust may create one or more series having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a “Series”).

4.        Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

5.        Effective Date. This Certificate of Trust shall be effective upon filing.

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IN WITNESS WHEREOF, the undersigned has duly executed this Restated Certificate of Trust in accordance with Section 3811(a)(2) of the Act.

WILMINGTON TRUST NATIONAL ASSOCIATION, not individually but solely as Trustee

By:	/s/ David B. Young
Name:	David B. Young
Title:	Vice President